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                                                                     EXHIBIT 5.2

                  (SIDLEY AUSTIN BROWN & WOOD LLP LETTERHEAD)

                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                             TELEPHONE 212 906 2000
                             FACSIMILE 212 906 2021
                                 www.sidley.com

                                  FOUNDED 1866

                                                                  April 10, 2002

Doral Financial Corporation
1159 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920

Ladies and Gentlemen:

         We have acted as special counsel as to the laws of the State of New York in connection with the issuance by Doral Financial Corporation, a corporation organized under the laws of the Commonwealth of Puerto Rico (the "Company"), of $30,000,000 aggregate principal amount of 7.00% Senior Notes due 2012 (the "2012 Notes"), $40,000,000 aggregate principal amount of 7.10% Senior Notes due 2017 (the "2017 Notes") and $30,000,000 aggregate principal amount of 7.15% Senior Notes due 2022 (such notes, together with the 2012 Notes and the 2017 Notes, the "Notes"), pursuant to a Registration Statement (the "Registration Statement") on Form S-3 (No. 333-72740), relating to $300,000,000 aggregate initial public offering price of the Company's debt securities and preferred stock. The Notes are to be issued pursuant to an indenture dated as of May 14, 1999 between the Company and Bankers Trust Company, as Trustee (as supplemented by the First Supplemental Indenture thereto dated as of March 30, 2001, the "Indenture").

         We have examined such documents and records and made such investigation as we deemed appropriate or necessary, including examining the Indenture.

         Based upon the foregoing, subject to the limitations set forth herein and having regard for such legal considerations as we deem relevant, we are of the opinion that the Notes, when executed by the Company and authenticated by the Trustee in the manner provided for in the Indenture on the date hereof, when delivered against payment therefor, will constitute valid and


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Doral Financial Corporation
April 10, 2002
Page Two

legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and the rights of creditors of bank holding companies in particular or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

         This opinion is confined to and is given on the basis of the laws of the State of New York as they exist on the date hereof. With respect to the laws of the Commonwealth of Puerto Rico, we have, with your permission, relied on all matters governed by such laws upon the opinion of Pietrantoni Mendez & Alverez LLP.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reliance by Pietrantoni Mendez & Alverez LLP on this opinion as to matters of New York law in rendering their opinion of even date herewith filed as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                       Very truly yours,

                                       /s/ Sidley Austin Brown & Wood